Exhibit 10.3

THE SECURITIES REPRESENTED HEREBY (THE “WARRANTS”) WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE WARRANTS MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198

|TEL: (212) 902-1000

November [    ], 2013

To:	InvenSense, Inc.

1745 Technology Drive

San Jose, California 95110

Attention:             Alan Krock

Telephone No.:    408-501-2227

Facsimile No.:     408-452-5753

Re:	[Base][Additional] Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by InvenSense, Inc. (“Company”) to Goldman, Sachs & Co. (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Company had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Company (a) with a “Threshold Amount” of USD35 million applicable to Company and 3% of the Dealer’s ultimate parent’s shareholders equity applicable to Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi)), and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Company or any confirmation or other agreement between Dealer and Company pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Company, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Company are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	November [ ], 2013

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:	Equity call warrants, each with the terms set forth herein. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.001 per Share (Exchange symbol “INVN”)

Number of Warrants:	[ ]. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 28.656.

Premium:	USD [ ]

Premium Payment Date:	November 13, 2013

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for any Warrants); provided that if any scheduled Expiration Date is a Disrupted Day, the Expiration Date for the related Daily Number of Warrants shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Warrants hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its reasonable discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Warrants for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Settlement Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent (i) shall make reasonable adjustments to the number of Warrants for which such day shall be the Expiration Date, (ii) shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants included in the Daily Number of Warrants for the scheduled Expiration Date and (iii) may determine the Settlement Price based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date. “Final Disruption Date” means May 23, 2019.

First Expiration Date:	February 1, 2019 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the “Daily Number of Warrants” corresponding to such Expiration Date, as set forth in Annex A hereto, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption, in each case, that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its discretion, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Company as soon as reasonably practicable (and shall use commercially reasonable efforts to deliver such notice no later than two Scheduled Trading Days after such Regulatory Disruption was invoked) that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Settlement Terms:

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Settlement Method Election:	Applicable; provided that:

(i)Company may elect Cash Settlement only if, on or prior to the Settlement Method Election Date, Company delivers written notice to Dealer stating that Company has elected that Cash Settlement apply with respect to all Warrants hereunder;

(ii)on such notice delivery date, Company shall represent and warrant to Dealer in writing that, as of such notice delivery date:

(A) none of Company and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Company’s decision to elect Cash Settlement is aware of any material nonpublic information regarding Company or the Shares;

(B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws;

(C) the assets of Company at their fair valuation exceed the liabilities of Company, including contingent liabilities;

(D) the capital of Company is adequate to conduct the business of Company;

(E) Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(F) Company would be able to purchase the Number of Shares in compliance with the laws of Company’s jurisdiction or organization;

(G) Company has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(H) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(I) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Company delivers notice of its Cash Settlement election and ending at the close of business on the final day of the Settlement Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Company shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately; and

(iii) no event of default has occurred and is continuing under any indebtedness of the Company or its subsidiaries in an aggregate principal amount of USD35 million or more.

At any time prior to making a Settlement Method Election, Company may, without the consent of Dealer, amend this Confirmation by notice to Dealer prior to the Settlement Method Election Date to eliminate Company’s right to elect Cash Settlement.

Electing Party:	Company

Settlement Method Election Date:	The tenth (10th) Scheduled Trading Day immediately preceding the first scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If applicable, on the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

The Share Delivery Quantity shall be delivered by Company to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Cash Settlement:	If applicable, on the relevant Settlement Date, Company shall pay to Dealer an amount of cash in USD equal to the relevant Option Cash Settlement Amount.

Option Cash Settlement Amount:	For any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess of the Settlement Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price (or, if there is no such excess, zero).

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page INVN.N <equity> AQR (or any successor thereto) in respect of the regular trading session (including any extensions thereof but without regard to pre-open or after hours trading outside of such regular trading session) on such Valuation Date (or if such volume-weighted average price is unavailable or manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume-weighted methodology).

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(g)(i) hereof; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:	If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.4, 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below; provided further that the parties agree that open market Share repurchases at prevailing market price or Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including without limitation any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Company’s Shares, in each case, with respect to a number of Shares not to exceed 10% (measured at the time of purchase or execution) of the outstanding Shares in any one-year period, shall not be considered Potential Adjustment Events. For the avoidance of doubt, Calculation Agent Adjustment (including, without limitation, in respect of Extraordinary Dividends) shall continue to apply until the obligations of the parties (including any obligations of Company pursuant to Section 9(h) below) under the Transaction have been satisfied in full.

Extraordinary Dividend:	Any cash dividend or distribution on the Shares with an ex-dividend date occurring on or after the Trade Date and on or prior to the latest Expiration Date (or, if any Deficit Shares are owed pursuant to Section 9(m)(ii) below, such later date on which Company’s obligations under this Transaction have been satisfied in full).

Extraordinary Dividend Adjustment:	If at any time during the period from and including the Trade Date, to and including the latest Expiration Date (or, if any Deficit Shares are owed pursuant to Section 9(m)(ii) below, such later date on which Company’s obligations under this Transaction have been satisfied in full), an ex-dividend date for an Extraordinary Dividend occurs or is deemed to occur, then the Calculation Agent will make reasonable adjustments to any one or more of the Strike Price, the Number of Warrants, the Warrant Entitlement and/or any other term relevant to the exercise, settlement, payment or other terms of the Transaction as it reasonably determines appropriate to account for the economic effect on the Transaction of such Extraordinary Dividend.

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Consequence of Merger Events:

Merger Event:	Applicable.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that for purposes of Section 12.3(d) of the Equity Definitions, only in the case of a self-tender by the Company, references in the definition of Tender Offer under the Equity Definitions to 10% shall be replaced with 20%.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:	If (x) an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer, (y) Company makes a public announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or (z) there occurs any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (x) or (y) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement is made by Company or a third party) (any event described in clause (x), (y) or (z), an “Announcement Event”), then on or after the date of the Announcement Event, the consummation or effective date for any related Merger Event or Tender Offer, the Expiration Date, any Early Termination Date and/or any other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that any such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Company being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Company and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures generally applicable to transactions of the type of the Transaction and consistently applied to Dealer, and if such conditions are not met or if the Calculation Agent reasonably determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” ; provided, further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”; provided, further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)     Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable.

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that, upon receipt of written request from Company, the Calculation Agent shall promptly provide Company with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

5. Account Details.

(a)	Account for payments to Company:

[            ]

Account for delivery of Shares from Company:

To be provided by Company

(b)	Account for payments to Dealer:

[            ]

Account for delivery of Shares from Dealer:

To be provided by Dealer

6. Offices.

(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

7. Notices.

(a)	Address for notices or communications to Company:

InvenSense, Inc.

1745 Technology Drive

San Jose, California 95110

Attention:	Alan Krock
Telephone No.:	408-501-2227
Facsimile No.:	408-452-5753

(b)	Address for notices or communications to Dealer:

Goldman, Sachs & Co.

Attn:	Vijay Culas

Equity Capital Markets

555 California Street, 42nd Floor

San Francisco, California 94104

Telephone:	(415) 249-7383
Facsimile:	(212) 428-1898
Email:	Vijay.Culas@gs.com

With a copy to:

Attn:	Kevin Castellano

Equity Capital Markets

555 California Street, 42nd Floor

San Francisco, California 94104

Telephone No:	(415) 249-7384
Facsimile No:	(646) 769-7571
Email:	Kevin.Castellano@gs.com

And email notification to the following address:

Eq-derivs-notifications@am.ibd.gs.com

8. Representations, Warranties and Covenants of Company.

(a)	In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Company represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)	The representations and warranties of Company set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of November 6, 2013, among Company and Goldman, Sachs & Co. as the initial purchaser (the “Initial Purchaser”) party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(ii)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights. Company represents and warrants to Dealer that the Maximum Number of Shares is equal to or less than the number of authorized but unissued Shares of the Company that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Number of Shares (such Shares, the “Available Shares”). Company shall not take any action to decrease the number of Available Shares below the Maximum Number of Shares.

(iii)	Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(iv)	Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares. All reports and other documents filed by Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(v)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(vi)	Company represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(vii)	Company (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 8(a)(vii) ceases to be true.

(viii)	Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(ix)	Prior to the Trade Date, Company shall deliver to Dealer a resolution of Company’s board of directors authorizing the Transaction, and approving the Transaction for purposes of Section 203 of Delaware General Corporation Law, and such other certificate or certificates as Dealer shall reasonably request.

(x)	Company is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(xi)	On the Trade Date and the Premium Payment Date (i) the assets of Company at their fair valuation exceed the liabilities of Company, including contingent liabilities, (ii) the capital of Company is adequate to conduct the business of Company and (iii) Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(xii)	(x)(A) On the Trade Date, the Shares or securities that are convertible into Shares are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Company shall not engage in any “distribution,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M until the second Exchange Business Day immediately following the Trade Date and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Company shall not engage in any “distribution,” as such term is defined in Regulation M until the second Exchange Business Day immediately following the Settlement Period.

(xiii)	During the Settlement Period and on any other Exercise Date, neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(xiv)	Company agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Company’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Company to Dealer that such information is true and correct. In addition, Company shall promptly notify Dealer following any public announcement of such event of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xv)	Company understands that notwithstanding any other relationship between Company and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Company and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(b)	Each of Dealer and Company agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)	Each of Dealer and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions.

(a)	Incumbency Certificate and Opinions. As a condition to the effectiveness of the Transaction, Company shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Company in customary form and (ii) an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to enforceability of this Confirmation, the due incorporation, existence and good standing of Company in Delaware, its qualifications as a foreign corporation and good standing in California, the due authorization, execution and delivery of this Confirmation, the absence of conflict of the execution, delivery and performance of this Confirmation with any material agreement required to be filed as an exhibit to Company’s Annual Report on Form 10-K or any subsequent report on Form 8-K or 10-Q, Company’s charter documents and Delaware, New York and California law, and that no governmental consents are required for the execution, delivery and performance of this Confirmation that have not been received and that the Maximum Number of Shares have been duly authorized by all necessary corporate action on the part of Company and reserved for issuance and when issued and delivered in accordance with the terms of this Confirmation would, if issued on the date of such opinion, be validly issued, fully paid and nonassessable and free of preemptive rights under Company’s certificate of incorporation and bylaws and Delaware law.

(b)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 82.920 million (in the case of the first such notice) or (ii) thereafter more than 4.088 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall be relieved from liability under this Section 9(b) to the extent that the Indemnified Person fails promptly to notify Company of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Company (x) shall not relieve Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Company from any liability that it may have otherwise than on account of the Transaction (including damages resulting from a breach of the Company’s obligations under this Section 9(b)). Company shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided that, (i) Company will not, as a result of such transfer or assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Company would have been required to pay to Dealer in the absence of such transfer or assignment except to the extent that the greater amount is due to a Change in Tax Law after the date of such transfer or assignment, and (ii) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Company to permit Company to determine that such transfer or assignment complies with clause (i) of this sentence. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(e) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(d)	Additional Provisions.

(i)	Amendments to the Equity Definitions:

(A)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A), (iv) and (v), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (vi) and (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(B)	Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or options on the Shares” at the end of the sentence;

(C)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; “Lending Party” means a third party that is not Company or an affiliate of Company that Dealer considers to be an acceptable counterparty (acting in good faith and in a reasonable manner in light of (x) other transactions that Dealer (or its agent or affiliate) may have entered into with such party and (y) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer) that apply generally to transactions of a nature and kind similar to the transactions contemplated with such party).

(D)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(E)	Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.

(ii)	Additional Termination Events: Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)	Any person, including any syndicate or group deemed to be a “person” under Section 13(d) of the Exchange Act, other than Company, its wholly owned subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the shares of the capital stock of Company entitling such person to exercise more than 50% of the voting power of the Company’s common equity.

(B)	The consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities or other property or assets or (II) any consolidation, merger, combination, binding share exchange or similar transaction involving Company pursuant to which the Shares will be converted into cash, securities or other property or assets or (III) any sale, conveyance, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of Company taken as a whole, to any person other than one or more of Company’s wholly owned subsidiaries.

Notwithstanding the foregoing, any transaction or transactions set forth in clause (A) above or this clause (B) shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares (excluding cash payments for fractional Shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NASDAQ Global Select Market, NASDAQ Global Market or New York Stock Exchange (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”), and (y) as a result of such transaction or transactions, the Shares will consist of such publicly traded securities, excluding cash payments for fractional Shares or pursuant to statutory appraisal rights.

(C)	The Shares ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

(D)	Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements.

(e)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Company’s payment obligations to the extent of Dealer’s payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by Dealer in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) the Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(e), in the event of bankruptcy or liquidation of either Company or Dealer, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(f)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

If, in respect of the Transaction, an amount is payable by Company to Dealer, pursuant to Section 6(d)(ii) of the Agreement or an Extraordinary Event occurs and Company would be required to make a payment pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(a)(iv) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, as the case may be, subject to Section 9(g)(i) below, in satisfaction, subject to Section 9(g)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(g)(i)).

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(g)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(g)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(g)(i).

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(g)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(f) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(f) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(f) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)	Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)	If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(h)	Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 8.5 % or more of the outstanding Shares on the date of determination or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Company applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations and other designated transactions) under Applicable Restrictions minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than three Exchange Business Days after, Dealer gives notice to Company that such delivery would not result in the existence of an Excess Ownership Position.

(i)	Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property (other than Restricted Shares delivered under Section 9(g)(i)) shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(j)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(k)	Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety.

Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement, this Confirmation and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement and this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.

(l)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(m)	Maximum Share Delivery.

(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than [ ] (the “Maximum Number of Shares”) to Dealer in connection with the Transaction. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, (i) the determination of whether the Maximum Number of Shares may be adjusted upon any event, and, if so, the applicable adjustment thereto, shall be made without regard to any amendments set forth herein to the relevant provisions of the Equity Definitions and (ii) any Payment Obligation hereunder shall be calculated without regard to the Maximum Number of Shares; provided that, for the avoidance of doubt, the number of Shares deliverable under Section 9(e) shall be limited to the Maximum Number of Shares.

(ii)	In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(m)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(m)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(n)	Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate (x) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market or (y) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Company or an affiliated purchaser of Company, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that any such extension pursuant to clause (x) above shall not exceed 140 Exchange Business Days.

(o)	Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Company’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Company’s bankruptcy to any claim arising as a result of a breach by Company of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Company under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Company herein under or pursuant to any other agreement.

(p)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(q)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(r)	Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Company shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(s)	Early Unwind. In the event the sale of the [“Firm Securities”][1][“Option Securities”][2] (as defined in the Purchase Agreement) is not consummated with the Initial Purchaser for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Company shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Company represents and acknowledges to the other that, subject to the proviso included in this Section 9(s), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

[1]	Insert for Base Warrant Transactions.
[2]	Insert for Additional Warrant Transactions.

(t)	Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(u)	Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(v)	Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Company and Dealer.

(w)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(x)	FATCA. “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.

(y)	Payee Representations. The Dealer represents, as of the Trade Date, that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Very truly yours,

GOLDMAN, SACHS & CO.

By:
Name:
Title:

Accepted and confirmed

as of the Trade Date:

InvenSense, Inc.

By:
Authorized Signatory
Name:

Annex A

The Expiration Dates and the Daily Number of Warrants for each Expiration Date are set forth below.

Expiration Date	Daily Number of Warrants

30